Exhibit 99.1

PRESS RELEASE

Contact:
Derek Cole
Vice President, Investor Relations
720.540.5367
dcole@allos.com

Allos Therapeutics Initiates Phase 2 Study of PDX in Patients with

Advanced or Metastatic Relapsed Transitional Cell Carcinoma of the Urinary Bladder

Westminster, CO, July 21, 2008 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the initiation of patient enrollment in a Phase 2, open-label, single-arm, multi-center study of PDX (pralatrexate) in patients with advanced or metastatic relapsed transitional cell carcinoma (TCC) of the urinary bladder.

“We are pleased to broaden our PDX solid tumor development program into an additional indication,” said Pablo J. Cagnoni, M.D., Chief Medical Officer of Allos. “TCC of the bladder is an area of high unmet medical need with no agents currently approved for the second line treatment of advanced or metastatic disease. Given the established role of antifolates in the treatment of bladder cancer, we believe this trial represents an important opportunity to evaluate the potential of PDX in this setting.”

The primary endpoint of the study is objective response rate (complete and partial response). Secondary endpoints include duration of response, clinical benefit rate, progression-free survival (PFS), overall survival and the safety and tolerability of PDX. The study will seek to enroll approximately 41 patients in up to 20 investigative sites worldwide.

In this study, patients will receive PDX as an intravenous (IV) push administered on days 1 and 15 of a 4-week/28 day cycle. The initial dose of PDX will be 190 mg/m2, which may be adjusted based on criteria defined in the protocol. Patients will receive concurrent vitamin therapy of B12 and folic acid.

Information regarding this study is available at the U.S. government’s clinical trials database at http://www.clinicaltrials.gov.

About Bladder Cancer

Bladder cancer is the ninth most common cancer. In the United States, an estimated 67,160 new cases of bladder cancer are expected to have been diagnosed in 2007. Transitional cell carcinoma (TCC) is the most common form of bladder cancer, accounting for more than 90% of all bladder cancers. There are no approved agents for the treatment of advanced or metastatic relapsed TCC of the urinary bladder.

About PDX (pralatrexate)

PDX is a novel, small molecule chemotherapeutic agent that inhibits dihydrofolate reductase, or DHFR, a folic acid (folate)-dependent enzyme involved in the building of nucleic acid, or DNA, and other processes. PDX was rationally designed for efficient transport into tumor cells via the reduced folate carrier, or RFC-1, and effective intracellular drug retention. The Company believes these biochemical features, together with preclinical and clinical data in a variety of tumors, suggest that PDX may have a favorable safety and efficacy profile relative to methotrexate and other related DHFR inhibitors.  The Company believes PDX has the potential to be delivered as a single agent or in combination therapy regimens.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer. The Company’s lead product candidate, PDX (pralatrexate), is a novel antifolate currently under evaluation in a pivotal Phase 2 (PROPEL) trial in patients with relapsed or refractory peripheral T-cell lymphoma. The PROPEL trial is being conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment, or SPA process. The Company is also investigating PDX in patients with non-small cell lung cancer and a range of lymphoma subtypes.  The Company’s other product candidate is RH1, a targeted chemotherapeutic agent currently under evaluation in a Phase 1 trial in patients with advanced solid tumors or non-Hodgkin’s Lymphoma (NHL). For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements regarding the potential safety and efficacy profile of PDX for the treatment of TCC of the urinary bladder or any other type of cancer; and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, among others: that the Company may experience delays in the completion of this Phase 2 trial, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that clinical trials may not demonstrate that PDX is both safe and more effective than current standards of care; that data from preclinical studies and clinical trials may not necessarily be indicative of future clinical trial results; that the safety and/or efficacy results of clinical trials for PDX will not support an application for marketing approval in the United States or any other country; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo is a trademark of Allos Therapeutics, Inc.

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